EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the incorporation of our report dated March 23, 2009,  relating to the consolidated financial statements and schedule of PLC Systems Inc. for each of the years in the two year period ended December 31, 2008, included in this Form 10-K, into the Company’s previously filed Registration Statements on Form S-3 (File Nos. 333-68923, 333-80045 and 333-43454) and Form S-8 (File Nos. 33-95168, 333-51547, 333-37814, 333-48706, 333-51136, 333-57752, 333-91430, 333-106100, 333-127770 and 333-153535).

/s/ Vitale, Caturano & Company, P.C.

Boston, Massachusetts

March 23, 2009